As filed with the Securities and Exchange Commission on August 3, 2012
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3021850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32000 Aurora Road
Solon, Ohio 44139
440.715.1300

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph G. Kaveski
Chief Executive Officer
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
440.715.1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gerald W. Cowden
Thomas J. Talcott
Cowden & Humphrey Co. LPA
4600 Euclid Avenue, Suite 400
Cleveland, Ohio 44103-3785
216.241.2880

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value per share	29,525,000	$0.25	$7,381,250	$845.89
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(1)
The shares being registered include such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) of the Securities Act.  The Registrant’s common stock is quoted on the Over The Counter Bulletin Board under the symbol “EFOI.”  This estimate is based upon the closing sales price per share of the shares of common stock of the Registrant on August 1, 2012.

(3)
Pursuant to Rule 457(p), the registration fee that was paid with the Registrant’s registration statement on Form S-3, Registration Statement No. 333-181930, that was filed on June 6, 2012 and later withdrawn, is being applied to the registration fee for this Form S-1 Registration Statement.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2012

PROSPECTUS

ENERGY FOCUS, INC.

29,525,000 Shares of Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 29,525,000 shares of our common stock consisting of (a) 19,600,000 shares that the selling shareholders own, and (b) 9,925,000 shares covered by warrants that the selling shareholders own.

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of these shares by the selling shareholders.  We may receive proceeds on the exercise of warrants for shares of our common stock covered by this prospectus.

The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will bear all costs associated with the registration of the shares covered by this prospectus.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the Over The Counter Bulletin Board under the symbol "EFOI."  On August 1, 2012, the last reported sale price for our common stock was $0.25 per share.

See “Transactions” beginning on page 13 for a discussion of the shares of the selling shareholders identified in this prospectus.

Investing in our common stock involves certain risks.  See “Risk Factors” beginning on page 4 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2012.

TABLE OF CONTENTS

About This Prospectus	1

Prospectus Summary	2

Risk Factors	4

Special Note Regarding Forward-Looking Statements	12

Use of Poceeds	12

Selling Shareholders’ Transactions	13

The Selling Shareholders	13

Plan of Distribution	16

Description of Securities	18

Indemnification of Directors and Officers	19

Legal Matters	20

Experts	20

Where You Can Find More Information	20

Information Incoporated By Reference	20

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under the registration process, the selling shareholders may, from time to time, offer and sell up to 29,525,000 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the common stock that the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “Energy Focus,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Energy Focus, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

This prospectus contains trademarks, trade names, service marks and service names of Energy Focus, Inc. and other companies.

PROSPECTUS SUMMARY

This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC's website at http://www.sec.gov as described under the heading "Where You Can Find More Information."

Business

We are a Delaware corporation.  Our principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139.  Our telephone number is 440.715.1300.  The address of our website is www.efoi.com.  Information on our website is not part of this prospectus.

We design, develop, manufacture, and market energy-efficient lighting products, and we are a leading provider of turnkey energy-efficient lighting solutions in the governmental and public sector market, general commercial market, and the pool market.  Our lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.

We continue to evolve our business strategy to provide turnkey solutions, which use, but are not limited to, our patented and proprietary technology.  Our solutions include light-emitting diode, fluorescent, and other high energy-efficient lighting technologies.  Typical savings related to our technology approximates 80% in electricity costs, while providing full-spectrum light closely simulating daylight colors.  Our strategy also incorporates continued investment into the research of new and emerging energy sources including, but not limited to, solar energy.

Our long-term strategy is to penetrate the $100 billion existing building and $300 million U.S. military lighting markets by providing turnkey, comprehensive energy-efficient lighting solutions, which utilize our proprietary energy-efficient lighting products.  Early in 2012 we announced a cooperative agreement to develop the Asian market for our light-emitting diode products.  We will continue to focus on markets where the benefits of our lighting solutions offerings, combined with our technology, are most compelling.  These markets include: schools, universities, hospitals, office buildings, parking garages, supermarkets, museums, cold storage facilities, and manufacturing environments.

Securities Offered

Common stock outstanding prior to this offering	44,541,696 shares—This number does not include the 9,925,000 shares covered by warrants owned by the Selling Shareholders and listed in the table on page 15.

Common stock to be offered by the Selling Shareholders	29,525,000 shares—This number includes both the 19,600,000 shares owned by the Selling Shareholders, and the 9,925,000 shares covered by the warrants owned by them, and listed in the table on page 15.

Common stock outstanding after this offering	54,466,696 shares—This number includes both the 19,600,000 shares owned by the Selling Shareholders, and the 9,925,000 shares covered by the warrants owned by them, and listed in the table on page 15.

Use of Proceeds
We will receive no proceeds from the sale by the Selling Shareholders of shares of common stock in this offering.  We may receive proceeds on the exercise of warrants for shares of our common stock in this offering.  We will use those proceeds for general corporate purposes.

Over-The-Counter Bulletin Board symbol	EFOI

Transactions

Introduction.  This “Prospectus Summary--Transactions” section outlines the transactions where and when the Selling Shareholders, defined below, acquired their shares of our common stock, based upon our records and the SEC filings of the Selling Shareholders.

Our Bonding Support Program.  As part of our bonding support program, on August 11, 2011, we entered into a Letter of Credit Agreement (“LOC”) with Mark J. Plush, our Vice President Finance, Chief Financial Officer, and Secretary, in the amount of $250,000.  The LOC bears interest at the rate of 12.5% on the face amount and has a term of 24 months.  It is collateralized by a cash deposit with the insurance company that had issued our contract performance bonds and by 32% of the unpledged shares of capital stock of Crescent Lighting, Ltd., one of our subsidiaries.  As an incentive to enter into the LOC, we issued to Mr. Plush a five-year detached warrant to purchase 125,000 shares of our common stock at an exercise price of $0.01 per share.  Our shareholders approved the warrant at their June 16, 2010 Annual Meeting.

We did not register the offering and issuance to Mr. Plush of the shares covered by the warrant that we issued to him under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements of the Act in Section 4(2) of the Act.  We have agreed with Mr. Plush to register for re-sale to the public under the Securities Act of 1933 the 125,000 shares of common stock covered by his warrant.

Our 2012 Private Placement.  In a private placement, between February 29, 2012 and March 2, 2012, we sold to ten investors 19,600,000 shares of our common stock and warrants to purchase 9,800,000 shares.  We sold the shares and warrants in units, each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock.  The purchase price of each unit was $0.25.  We raised a total of $4.9 million in the offering.  Each warrant separated immediately from the share of common stock in the unit, is fully exercisable at $0.54 per share, and expires three years from the date of purchase.

We did not register the offering and issuance in the private placement of the shares of common stock, the warrant shares, or the warrants themselves under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D.  We have agreed with the investors in the private placement to register for re-sale to the public under the Securities Act of 1933 the shares and the warrant shares that they purchased, but not the warrants themselves.

RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock.  Our most significant risks and uncertainties are described below.  They are not the only risks that we face, however.  If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein.  You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business.

We have a history of operating losses and may incur losses in the future.

We have experienced net losses of $6.1 million and $8.5 million for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, we had an accumulated deficit of $74.9 million. Although management continues to address many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and growth, we will need to successfully address these challenges, including the continuation of cost reductions throughout our organization, improvement in gross margins, execution of our marketing and sales plans for our turnkey energy-efficient lighting solutions business, the development of new technologies into sustainable product lines, and continued improvements in our supply chain performance.

Although we are optimistic about reaching profitability, there is a risk that our business may not be as successful as we envision. Our independent public accounting firm has issued an opinion in connection with our 2011 Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, there can be no assurances that this objective will be successful. As such, we will continue to review and pursue selected external funding sources, if necessary, to execute these objectives including, but not limited to, the following:

•	obtain financing from traditional or non-traditional investment capital organizations or individuals,

•	potential sale or divestiture of one or more operating units, and

•	obtain funding from the sale of our common stock or other equity or debt instruments.

Obtaining financing through the above-mentioned mechanisms contains risks, including:

•
loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants, and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain any debt financing,

•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current capital environment and could lead to further dilution of shareholder value for current shareholders of record.

Downturns in general economic conditions and construction trends could continue to materially and adversely affect our business.

Downturns in general economic and market conditions, both nationally and internationally, could have a material adverse effect on our business. In our legacy businesses, sales of our lighting products depend significantly upon the level of new building construction, which are affected by housing market trends, interest rates and the weather. Sales of our pool and spa lighting products depend substantially upon the level of new pool construction, which is also affected by housing market and construction trends. In addition, due to the seasonality of construction, sales of swimming pool and lighting products, and thus our revenue and income, have tended to be significantly lower in the first quarter of each year. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. An economic downturn coupled with a decline in our net sales could adversely affect our ability to meet our working capital requirements, support our capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition, and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition, and results of operations.

An inability to obtain bonding could limit the number of solutions-based projects we are able to pursue.

As is customary in the construction business, we are often required to provide surety bonds to secure our performance under construction contracts. Our ability to obtain surety bonds primarily depends upon our capitalization, working capital, past performance, management expertise, and other external factors, including the overall capacity of the surety market. Surety companies consider such factors in relation to the amount of our backlog and their underwriting standards, which may change from time to time. The surety industry has undergone significant changes with several companies withdrawing completely from the industry or significantly reducing their bonding commitment. In addition, certain reinsurers of security risk have limited their participation in this market. Therefore, we could be unable to obtain surety bonds, when required, which could adversely affect our future results of operations and revenues.

We may not fully recognize the anticipated revenue reported in our solutions-based backlog.

The contracts we enter into, related to our solutions-based business, can be relatively large and typically range in the amount of $0.1 million to as much as $4.0 million. As of December 31, 2011, our solutions-based backlog of uncompleted work was $2.0 million. We include a project in our backlog when a contract is awarded or a letter of intent is obtained. The revenue projected in our backlog may not be realized or, if realized, may not result in the revenue or profits expected. If a project included in our backlog is canceled, suspended or the scope of work is reduced, it would result in a reduction to our backlog which could materially affect the revenues and profits realized. If a customer should cancel a project, we may be reimbursed for costs expended to date but would have no contractual right to the total projected revenues included in our backlog. Cancellations or delays of significant projects could have a material adverse effect on future revenues, profits and cash flows.

If we are unable to accurately estimate the risks, revenues or costs associated with a project, we may achieve a lower than expected profit or incur a loss on that project.

For the solutions-based segment of our business, we generally enter into fixed price contracts. Fixed price contracts require us to perform a contract for a specified price regardless of our actual costs. As a result, the profit that we realize on a contract is dependent on the extent to which we successfully manage our costs and overruns. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a project. A majority of our contracts are based on cost estimates that are subject to a number of assumptions. If our estimates of the risks, revenues or costs prove inaccurate or circumstances change, we may incur a lower profit or a loss on that project.

The percentage-of-completion method of accounting for contract revenues may result in material adjustments, which could result in a charge against earnings.

We recognize certain contract revenues using the percentage-of-completion method. Under this method, percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, we record the entire loss during the accounting period in which it is estimable. In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. To the extent that these revisions result in an increase, a reduction or elimination of previously reported contract profit, we recognize a credit or a charge against current earnings, which could be material.

We have international sales and are subject to risks associated with operating in international markets.

For the years ending December 31, 2011 and 2010 net sales of our products outside of the United States represented approximately 15.6% and 10.9% respectively, of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

•	unexpected changes in regulatory requirements, tariffs, and other trade barriers or restrictions,

•	longer accounts receivable payment cycles and the difficulty of enforcing contracts and collecting receivables through certain foreign legal systems,

•	difficulties in managing and staffing international operations,

•	potentially adverse tax consequences,

•	the burdens of compliance with a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions,

•	political, social, and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions,

•	periodic foreign economic downturns, and

•	sales variability as a result of fluctuations in foreign currency exchange rates.

If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we will need to keep pace with rapid changes in light-emitting diode (“LED”) technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future, experience delays in the introduction of new products. If effective new sources of light other than LED are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing, and marketing.

Moreover, in the general lighting market, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. We may also face competition from traditional lighting fixture companies, such as Acuity Brands Lighting, Cooper Lighting, Hubbell Lighting, Lithonia Lighting, and Royal Philips Electronics. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability, and our future prospects for success, may be harmed.

If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology and our business, financial condition, and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

As of December 31, 2011, our intellectual property portfolio consisted of 75 issued United States and foreign patents, various pending United States patent applications, and various pending Patent Cooperation Treaty patent applications filed with the World Intellectual Property Organization that serves as the basis of national patent filings in countries of interest. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity, and enforceability of our patents cannot be predicted with certainty. Our issued patents may be invalidated or their enforceability challenged, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that we have developed. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property.

Any of these results could adversely affect our business, financial condition, and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

If critical components that we currently purchase from a small number of third-party suppliers become unavailable for any reason or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.

We depend on others to manufacture a significant portion of the component parts incorporated into our products. We purchase our component parts from third-party manufacturers that serve the advanced lighting systems market and believe that alternative sources of supply are readily available for most component parts. However, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in our product lines, to a number of overseas suppliers. We expect to outsource all of the production for selected products. While we believe alternative sources for the production of these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications, ensuring the best quality product at the most cost effective price. We depend on our suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Although we maintain contracts with selected suppliers, we may be vulnerable to unanticipated price increases, payment term changes, and product shortages. Accordingly, the loss of all or one of these suppliers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative supplier could be found. We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays, and product quotas. These international trade factors will, under certain circumstances, have an impact on the cost of components, which will, in turn, have an impact on the cost to us of the manufactured product, and the wholesale and retail prices of our products.

If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity, and timeliness, our revenue and reputation in the marketplace could be harmed.

We outsource a significant portion of the manufacture and assembly of our products and we expect to outsource all of the production of many of our products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the United States, Mexico, China, Australia, and Taiwan. These manufacturers supply most of the necessary raw materials and provide all necessary facilities and labor to manufacture our products. We currently do not have long-term contracts with some of these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain additional risks, including the following:

•	lack of direct control over production capacity and delivery schedules,

•	lack of direct control over quality assurance, manufacturing yields, and production costs,

•	risk of loss of inventory while in transit from China, Mexico, Japan, Australia, and Taiwan, and

•
risks associated with international commerce, particularly with China, Mexico, Japan, and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage, successfully, our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting and fiber optic products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts, and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), or are designed for installation in environments such as swimming pools and spas, which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and President. These and other key employees may be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing, and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire, and retain, any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry but if these individuals are not successful in achieving our expectations, then planned sales may not occur and the anticipated net sales may not be realized.

A significant portion of our business is dependent upon the existence of government funding, which may not be available into the future and could result in a significant reduction in sales and could cause significant harm to our business.

A significant portion of our research and development efforts have been supported directly by government funding and were contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by SRC are derived from state government funding and supported by federal government funding. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek, and to date have obtained, certification on substantially all of our products from Underwriters Laboratories (UL® mark) or Intertek Testing Services (ETL® mark). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

We must comply with regulatory requirements regarding internal control over financial reporting, corporate governance, and public disclosure, which will cause us to incur significant costs and our failure to comply with these requirements could cause our stock price to decline.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report on our systems of internal controls. These rules and regulations have increased our legal and compliance costs and made certain activities more time-consuming and costly. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation, the disposition of which may have an adverse affect upon our business, financial condition, or results of operation.

Risks Associated with an Investment in our Common Stock.

We could issue additional common stock, which might dilute the book value of our common stock.

Our Board of Directors has the authority, without action or vote of our shareholders, to issue a sizeable part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, including future lighting retrofit businesses, we may need to issue securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute shareholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our shareholders vote, and might dilute the book value of our common stock. Shareholders may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or if warrant holders exercise warrants purchasing shares of our common stock. If an insufficient amount of authorized, but unissued, shares of common stock exists to issue in the long term in connection with a subsequent equity financing or acquisition transactions, we may be required to ask our shareholders to authorize additional shares before undertaking, or as a condition to completing, a financing or acquisition transaction.

Shares eligible for future sale may adversely affect the market for our common stock.

As of March 31, 2012, we had a significant number of convertible or derivative securities outstanding, including: (i) 2,247,250 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.31 per share, and (ii) 13,056,000 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $0.76 per share. If or when these securities are exercised into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse effect on the trading activity and market price of our common stock.

In addition, from time to time, certain of our shareholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse effect on the market price of our securities.

As a “thinly-traded” stock, large sales can and have placed negative pressure on our common stock price.

Our common stock, despite certain increases of trading volume from time to time, experiences periods when it could be considered “thinly-traded.” Financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable, or other events that cause current shareholders to sell shares, could place negative pressure on the trading price of our stock. In addition, the lack of a robust secondary market may require a shareholder who desires to sell a large number of shares to sell those shares in increments over time in order to mitigate any adverse impact of the sales on the market price of our common stock.

Because the risk factors referred to above, as well as other risks not mentioned above,  could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which ones will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our 2011 Annual Report on Form 10-K, as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.  In addition to the information expressly required to be included in this prospectus, we provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders.  We will receive no proceeds from the sale of shares of common stock in this offering.

We will receive the exercise price if the Selling Shareholders exercise their warrants to purchase shares of common stock.  We cannot be sure as to when or if the Selling Shareholders will exercise any or all of their warrants and, therefore, the amount of any proceeds that we actually will receive from exercises of them.  We would use those proceeds, if any, for general working capital purposes.

SELLING SHAREHOLDERS’ TRANSACTIONS

Introduction.  This “Transactions” section outlines the transactions where and when the Selling Shareholders, defined below, acquired their shares of our common stock, based upon our records and the SEC filings of the Selling Shareholders.

Our Bonding Support Program.  As part of our bonding support program, on August 11, 2011, we entered into a Letter of Credit Agreement (“LOC”) with Mark J. Plush, our Vice President Finance, Chief Financial Officer, and Secretary, in the amount of $250,000.  The LOC bears interest at the rate of 12.5% on the face amount and has a term of 24 months.  It is collateralized by a cash deposit with the insurance company that had issued our contract performance bonds and by 32% of the unpledged shares of capital stock of Crescent Lighting, Ltd., one of our subsidiaries.  As an incentive to enter into the LOC, we issued to Mr. Plush a five-year detached warrant to purchase 125,000 shares of our common stock at an exercise price of $0.01 per share.  Our shareholders approved the warrant at their June 16, 2010 Annual Meeting.

We did not register the offering and issuance to Mr. Plush of the shares covered by the warrant that we issued to him under the Securities Act of 1933, as amended, in reliance upon the exemption from the registration requirements of the Act in Section 4(2) of the Act.  We have agreed with Mr. Plush to register for re-sale to the public under the Securities Act of 1933 the 125,000 shares of common stock covered by his warrant.

Our 2012 Private Placement.  In a private placement, between February 29, 2012 and March 2, 2012, we sold to ten investors 19,600,000 shares of our common stock and warrants to purchase 9,800,000 shares.  We sold the shares and warrants in units, each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock.  The purchase price of each unit was $0.25.  We raised a total of $4.9 million in the offering.  Each warrant separated immediately from the share of common stock in the unit, is fully exercisable at $0.54 per share, and expires three years from the date of purchase.

We did not register the offering and issuance in the private placement of the shares of common stock, the warrant shares, or the warrants themselves under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D.  We have agreed with the investors in the private placement to register for re-sale to the public under the Securities Act of 1933 the shares and the warrant shares that they purchased, but not the warrants themselves.

THE SELLING SHAREHOLDERS

We have registered the shares of our common stock listed in the following table to permit the Selling Shareholders to resell them in the manner contemplated under the “Plan of Distribution” below and the pledgees, donees, transferees, successors, and others who later come to hold any of the Selling Shareholders’ interests in these shares of our common stock other than through a public sale.

The shares covered by this prospectus may be offered from time to time by the Selling Shareholders.  They may sell some, all, or none of their shares.  We do not know how long the Selling Shareholders will hold the shares before selling them.  We currently have no agreements, arrangements, or understandings with the Selling Shareholders regarding the sale of any of the shares.

The following table sets forth the names and address of the Selling Shareholders, the number of shares owned by them before this offering, the number of shares that may be offered under this prospectus, and the number of shares of our common stock owned by the Selling Shareholders after this offering is completed.  The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Shareholders may offer under this prospectus.  The number of shares in the column “Shares Owned after the Offering” assumes the sale of all of the shares offered by the Selling Shareholder under this prospectus.

The ownership of shares reported in the table below is based upon information in our records, and provided by the Selling Shareholders in their SEC Forms 3 and 4, and SEC Schedules 13G and 13D and amendments to them.  The percentages of shares owned before the offering are based on 44,513,135 shares of our common stock outstanding as of May 31, 2012.  That number does not include the 9,925,000 shares covered by warrants owned by the Selling Shareholders and listed in the table below.  The percentages of shares owned after the offering are based on 54,438,135 shares of our common stock.  That number includes both the shares owned by the Selling Shareholders, and the 9,925,000 shares covered by the warrants owned by them, and listed in the following table.

Based upon information in our records and that the Selling Shareholders have provided, certain Selling Shareholders have the following positions or relationships with us.  Mark J. Plush serves as our Vice President Finance, Chief Financial Officer, and Secretary.  5 Elements Energy Efficiencies (BVI) Ltd. owns more than five percent (5%) of our shares of common stock.  Communal International Ltd. has a minority ownership interest in 5 Elements Energy Efficiencies (BVI) Ltd.  On February 27, 2012, we entered into an Asian Business Development/Collaboration Agreement with Communal.  The Agreement has a term of 60 months for which we will pay Communal $522,500.  In addition, we will pay Communal a five percent (5%) commission on our net sales that occur within the “Territory”, as defined in the Agreement.

Based on the information provided to us by the Selling Shareholders, none of them is, or is affiliated with, a broker-dealer.  Each of the Selling Shareholders has represented to us that he, she, or it has no agreements or understanding, directly or indirectly, with any person to distribute the securities.

The Selling Shareholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented.  Information about the Selling Shareholders may change over time.

	Shares Owned Before Offering (1)		Shares Being Offered		Shares Owned after Offering (1)(2)
Name and Address	Number	Percent	Shares	Warrants	Number	Percent

Cheng Bi No. 26 Yuantong Street Kunming, Yunnan, China	0	0.00%	4,000,000	2,000,000	0	0.00%

Costar Partners II, LLC 53 East 34th Street Paterson, NJ 07514	0	0.00%	4,000,000	2,000,000	0	0.00%

5 Elements Energy Efficiencies (BVI) Ltd. P.O. Box 3444, Road Town Tortola, British Virgin Islands	0	0.00%	3,800,000	1,900,000	0	0.00%

5 Elements Global Fund L.P. 114 W. 47th Street #1725 New York, NY 10036	400,000	*	1,800,000	900,000	400,000	*

Julianna Shao Hung 1415 S. Marengo Avenue Pasadena, CA 91106	0	0.00%	120,000	60,000	0	0.00%

Karen S. Hung 1415 S. Marengo Avenue Pasadena, CA 91106	0	0.00%	120,000	60,000	0	0.00%

Kenneth Shao Hung 1415 S. Marengo Avenue Pasadena, CA 91106	0	0.00%	160,000	80,000	0	0.00%

Jag International Ltd. P.O. Box 3444, Road Town Tortola, British Virgin Islands	0	0.00%	4,000,000	2,000,000	0	0.00%

Lincoln Park Capital, LLC 440 N. Wells Street, Suite 620 Chicago, IL 60654	632,138	1.42%	1,200,000	600,000	632,138	1.16%

Chien Fong Tu 3F No. 18 Alley 342, Lane 150 Section 5, Xinyi Road Taipei City, Taiwan 110	0	0.00%	400,000	200,000	0	0.00%

Mark J. Plush 32000 Aurora Road Solon, Ohio 44139	50,000(3)	*	0	125,000	50,000	*

Selling Shareholders Total	1,082,138	2.43%	19,600,000	9,925,000	1,082,138	1.99%

* Represents less than 1.0%

(1)	Lists all shares beneficially owned, including shares covered by options and warrants.

(2)	Assumes the sale of all of the shares offered by this prospectus.

(3)
In connection with the employment of Mr. Plush as Vice President Finance and Chief Financial Officer, on July 7, 2011 we awarded him an option to purchase 200,000 shares of common stock at $0.54 per share under our 2008 Incentive Stock Plan. As of the date of this prospectus and within sixty (60) days following that date, Mr. Plush has the right to purchase 58,333 of those option shares.

PLAN OF DISTRIBUTION

The Selling Shareholders, which term includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership or limited liability company distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors-in-interest as Selling Shareholders under this prospectus.  The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the stock options by payment of cash, however, we will receive the exercise price of the options.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, or any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates.  In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may agree to indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.  The Selling Shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person by the Securities Act.  In the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We will bear all expenses of the registration of the shares of common stock covered by this prospectus.

Once sold under the shelf registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our certificate of incorporation and our by-laws, both of which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General. The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of August 1, 2012, there were 44,541,696 shares of common stock outstanding and no shares of preferred stock outstanding.  All shares of common stock outstanding are fully paid and nonassessable.  Approximately 18 million authorized shares of common stock have been reserved for issuance under our incentive stock plans and stock purchase plan, and outstanding options, warrants, a convertible promissory note, and a purchase agreement.

Voting. Holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the shareholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Dividends. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.

Liquidation. Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock. Our certificate of incorporation empowers the board of directors to issue up to 2,000,000 shares of preferred stock from time to time in one or more series. The board may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Transfer Agent and Registrar.  The transfer agent and registrar for our common stock is Computershare Shareowner Services, LLC, 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07012.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that these provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, vote of shareholders or otherwise.

Article XI and Article XII of our certificate of incorporation (the “Certificate”) provide that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the DGCL. Under the DGCL, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us. These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. We have obtained liability insurance for our officers and directors.

Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted against such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or officer against such expense or liability the DGCL.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification by us for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Cowden & Humphrey Co. LPA, 4600 Euclid Avenue, Suite 400, Cleveland, Ohio 44103-3748.

EXPERTS

The financial statements, as of and for the year ended December 31, 2011 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus.  We incorporate by reference the documents listed below that we have filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Security Exchange Act of 1934 (other than information “furnished” rather than “filed”):

(a)
Our annual report on Form 10-K for our fiscal year ended December 31, 2011, SEC File No. 000-24230, filed with the SEC on March 30,  2012, and Amendment No. 1 to that annual report on Form 10-K/A, SEC File No. 000-24230, filed with the SEC on April 30, 2012.

(b)	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2012, SEC File No. 000-24230, filed with the SEC on May 15, 2012.

(c)	Our current reports on Form 8-K, SEC File No. 000-24230, filed with the SEC on March 5, 2012, March 16, 2012, March 30, 2012, April 3, 2012, May 16, 2012, and July 31, 2012.

(d)	Our definitive proxy statement on Schedule 14A for our annual meeting of shareholders, SEC File No. 000-24230, filed with the SEC on June 15, 2012.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139; telephone number 440.715.1300.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

ENERGY FOCUS, INC.

29,525,000 Shares of Common Stock

PROSPECTUS

August __, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the preparation and filing of this registration statement. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC Filing Fee	$845.89
Accounting Fees and Expenses	$5,000.00
Legal Fees and Expenses	$16,000.00
Miscellaneous	$1,000.00
Total Expenses	$22,845.89

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

General Corporation Law

We are incorporated under the laws of the State of Delaware.  Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), among other things, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.  Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102 of the General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Certificate of Incorporation and Bylaws

Article XI and Article XII of our certificate of incorporation (the “Certificate”) provides that the liability of our officers and directors shall be eliminated or limited to the fullest extent authorized or permitted by the General Corporation law.  Under the General Corporation Law, the directors have a fiduciary duty to us which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available to us.  These provisions also do not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article VI of our bylaws provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by us or in our right), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such person in connection with such action, suit or proceeding.

Article VI of our bylaws further provides that in the event a director or officer has to bring suit against us for indemnification and is successful, we will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that we may purchase and maintain insurance on behalf of a director or officer against any liability asserted such officer or director and incurred by such officer or director in such capacity, whether or not we would have the power to indemnify such director or office against such expense or liability under the General Corporation Law.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Certificate of bylaws.  We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have entered into indemnification agreements with certain of our officers, directors and key employees.

Liability Insurance

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us, insuring such persons against various liabilities.

Undertaking

Reference is made to “Undertakings” below, for our undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On December 31, 2009,  the Company acquired all of the member interest of Stones River Companies, LLC, a Tennessee limited liability company (“SRC”), Nashville, Tennessee, from TLC Investments LLC, a Tennessee limited liability company (“TLC”), for a combination of cash, debt, an earn-out, and shares of the Company’s common stock.  The consideration that the Company paid for SRC included at promissory note for $500,000 and 1,000,000 shares of common stock.  The principal amount of promissory note was due at maturity on June 30, 2013.  The note is convertible into 500,000 shares of common stock at any time from June 30, 2010 to the maturity date.  The Company registered the re-sale of the 1,000,000 shares that were part of the purchase price and the 500,000 shares covered by the convertible promissory note.

In order to provide performance bonding for SRC’s projects, on December 30, 2009, the Company deposited cash collateral with a surety company.  To reduce the size of its deposit and increase its liquidity, the Company offered a small number of investors an opportunity to replace portions of the deposit with funds of their own on the following terms: 12.5% interest per year payable by the Company; reimbursement by the Company in the event that the surety company seized their funds; collateralized by the Company’s shares of capital stock of its Crescent Lighting, Ltd. subsidiary located in London, England; and a number of warrants to purchase shares of the Company’s common stock equal to one warrant for every $2.00 deposited.  The warrants have a five-year term and an exercise price of $0.01.  John M. Davenport, the Company’s President, and the Quercus Trust, Newport Beach, California, a then-significant shareholder of the Company, made investments of $250,000.00 and $300,000.00 respectively.

On December 31, 2009, the Company issued to Woodstone Energy, LLC, a Tennessee limited liability company, Nashville, Tennessee, warrants to purchase up to 600,000 shares of the Company’s common stock with an exercise price of $0.65 per share and with a term ending on December 31, 2014. The warrants were subsequently re-priced to $0.49 per share as a result of the 2012 Private Placement, per the terms and conditions of the original warrant agreement.  The warrants became exercisable only if SRC received from Woodstone Energy firm contracts or purchase orders for at least $10,000,000 by June 30, 2013.  The warrants vested in two traunches:  400,000 shares when contracts or purchase orders between SRC and Woodstone reached $10,000,000, and an additional 200,000 shares when contracts or purchase orders between them reached an additional $5,000,000.

The offering and issuance of the above shares and warrants was not registered under the Securities Act of 1933, as amended, in reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D.  To make the exemption available, the Company relied upon the facts that its offers were made without any form of general solicitation and upon the representations of each investor that it was an accredited investor, that it had full access to information about the Company, and that it was acquiring the securities as principal for its own account and not with a view to or for distributing or re-selling the securities.  Each investor consented to the placement of a restrictive legend on the certificates representing the investors’ shares or warrants and on the promissory note.  The Company has registered the resale of the shares sold and of the shares covered by the note and by the warrants.

LPC Transaction

On March 17, 2010, the Company entered into a purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”), Chicago, Illinois, whereby LPC agreed to purchase 350,000 shares of the Company’s common stock together with a warrant to purchase an equivalent amount of shares, for a total consideration of $375,000.  LPC also agreed to purchase up to an additional 3,650,000 shares of common stock, over a 25-month period, as directed by the Company.  The purchase price of those shares is based on the market prices of the Company’s common stock at the time of the sale without any fixed discount.  The Company may suspend purchases by LPC at any time and may, in its sole discretion, also accelerate or reduce purchases under certain circumstances.  Upon entering into the purchase agreement, the Company issued to LPC 120,000 shares of its common stock as consideration for entering into the agreement and issues an equivalent amount of shares pro rata as LPC purchases the 3,650,000 shares.  Under the purchase agreement, between March 17, 2010 and June 30, 2012, LPC has purchased 1,117,500 shares of common stock from the Company.

LPC is an accredited investor under regulation D and the issuance of shares to it is exempt from registration under Section 4(2) of the 1933 Securities Act and the SEC’s Regulation D and Rule 506.  The Company has registered LPC’s resale of shares that it purchases and of shares covered by the warrant.

EF Energy Partners Transaction

On March 30, 2010, the Company entered into an agreement with EF Energy Partners, LLC, an Ohio limited liability company (“EF Energy”), Cleveland, Ohio, under which it sold to EF Energy a secured subordinated promissory note for the principal amount of $1,150,000.  The Company secured the full amount of the financing with a pledge of its United States gross accounts receivable and selected capital equipment.  The Note bears interest at a rate of 12.5% and is payable quarterly in arrears beginning September 30, 2010.  The entire outstanding principal balance, together with all accrued interest, is due and payable on March 30, 2013.  The Company issued to the eight investors in EF Energy five-year detachable and immediately exercisable warrants to purchase shares of the Company’s common stock at a rate of 0.2 warrants per dollar of financing, or 230,000 warrants, with an expiration date of March 30, 2015.  As of March 30, 2012, the promissory note was paid in full.

EF Energy and its investors are accredited investors under Regulation D.  The offering and issuance of the warrants and underlying shares to them was exempt from registration under Section 4(2) of the 1933 Securities Act and the SEC’s Regulation D and Rule 506.  Each investor consented to the placement of a restriction on transfer on the investor’s warrant.  The Company has registered the investors’ resale of the shares covered by their warrants.

LOC Transaction

On August 11, 2011, the Company entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, the Company’s Chief Financial Officer, for $250,000.  The LOC has a term of 24 months and bears interest at a rate of 12.5% on the face amount.  The LOC is collateralized by an assignment of proceeds of the cash collateral on deposit with the surety related to the Company’s bonding program.  The LOC is subordinated to the senior indebtedness of the Company.  As an incentive to enter into the LOC, the Company issued to him a 5-year detached warrant to purchase 125,000 shares of common stock at an exercise price of $0.01 per share.

The Company did not register the offering and issuance of the warrant, or of the underlying shares of common stock, under the Securities Act of 1933 in reliance upon the exemption from registration under the Act in Section 4(2) of the Act.  The purchaser of the warrants qualifies is an accredited investor under Regulation D.   He consented to the placement of a restriction on transfer of his warrant.  The Company is registering the purchaser’s resale of the shares covered by his warrant in this registration statement.

2012 Private Placement

Between February 29, 2012 and March 2, 2012, the Company raised $4.9 million in a private placement by selling 19.6 million units to ten investors, which each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock.  The purchase price of each unit was $0.25.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $0.54.  Each warrant immediately separated from the unit and immediately was exercisable, and expires three years from the date of issuance.

The offering and issuance of the common shares and warrants was not registered under the Securities Act of 1933 and reliance upon the exemptions from the registration requirements of the Act in Section 4(2) of the Act and Rule 506 of Regulation D.  To make the exemptions available, the Company relied upon the fact that its offer was made without any form of general solicitation and upon the representations of each investor that the investor was an institutional or accredited investor, that the investor had full access to information about the Company, and that the investor was acquiring the securities as principal for the investor’s own account and not with a view to or for distributing or re-selling the securities.  In addition, the Company relied upon the consent of each investor to the placement of a restriction on transfer on the investor’s shares and warrants.  The Company is registering the resale of the shares sold and of the shares covered by the warrants in this registration statement.

Use of Proceeds

The Company has used, and intends in the future to use, the proceeds of the sale of the above shares to retire debt and for general business and working capital purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit No.	Description	Where Located

4.1	Instruments Defining the Rights of Shareholders	Reference is made to Registrant’s Current Report on Form 8-K filed on November 27, 2006, together with the exhibits thereto, which are incorporated herein by reference.

4.2	Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.3	Certificate of Incorporation of the Registrant	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.4	Agreement and Plan of Merger between Fiberstars, Inc., a California corporation, and Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement filed on May 1, 2006.

4.5	Certificate of Ownership and Merger, Merging Energy Focus, Inc., a Delaware corporation, into Fiberstars, Inc., a Delaware corporation	Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 10, 2007.

4.6	Bylaws of the Registrant	Incorporated by reference to Appendix C to the Registrant’s Current Report on Form 8-K filed on November 27, 2006.

4.7	Form of Common Stock Purchase Warrant for the purchase of shares of common stock	Incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

4.8	Form of Common Stock Purchase Warrant for the purchse of shares of common stock dated as of February 27, 2012	Incorporated by reference to Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

5.1	Opinion of Cowden & Humphrey Co. LPA	Filed herewith.

10.1*	1994 Employee Stock Purchase Plan, amended as of May 8, 2012	Incorporated by reference to Appendix A to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.2	Form of Agreement between the Registrant and independent sales representatives	Incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form SB-2 (Commission File No. 33-79116-LA).

10.3*	Form of Indemnification Agreement for officers of the Registrant	Incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.4*	Form of Indemnification Agreement for directors of the Registrant	Incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.5	Production Share Agreement dated October 9, 2003 among the Registrant, North American Production Sharing, Inc. and Industries Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2004.

10.6	First Amendment to Production Share Agreement, effective as of August 17, 2005, among the Registrant, North American Production Sharing, Inc., and Industries Unidas de B.C., S.A. de C.V.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 10-K filed on October 25, 2005.

10.7	Modification to Sublease between the Registrant and Keystone Ruby, LLC.	Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2006.

10.8*	Form of Indemnification Agreement for directors and officers of the Registrant	Incorporated by reference to Exhibit 10.31 of the Registrant’s Annual Report on Form 10-K filed on March 16, 2007.

10.9	Form of Securities Purchase Agreement dated as of March 14, 2008	Incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2008.

10.10*	1994 Stock Option Plan, amended as of May 24, 2000	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-52042) filed on December 8, 2000.

10.11*	2004 Stock Incentive Plan	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-122-686) filed on February 10, 2005.

10.12	Member Interest Purchase Agreement among the Registrant and TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.40 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.13	Convertible Promissory Note from the Registrant to TLC Investments, LLC, Jamie Hall, and Robert E. Wilson dated December 31, 2009	Incorporated by reference to Exhibit 10.41 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.14	Warrant Acquisition Agreement between Registrant and Woodstone Energy, LLC dated December 31, 2009	Incorporated by reference to Exhibit 10.42 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.15	Form of Bonding Support Agreement dated as of December 29, 2009	Incorporated by reference to Exhibit 10.43 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.16	Form of Warrant Acquisition for bonding support dated as of December 29, 2009	Incorporated by reference to Exhibit 10.44 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.17*	Form of Agreement of Confidentiality and Non-Competition for employees including officers	Incorporated by reference to Exhibit 10.45 to Registrant’s Annual Report on Form 10-K filed on March 31, 2010.

10.18	Purchase Agreement between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010.

10.19	Registration Rights Amendment between Registrant and Lincoln Park Capital Fund, LLC dated March 17, 2010	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 19, 2010

10.20	Note Purchase Agreement between Registrant and EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.48 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.21	Secured Subordinated Promissory Note from the Registrant to EF Energy Partners LLC dated March 30, 2010	Incorporated by reference to Exhibit 10.49 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.22	Warrant Acquisition Agreement among the Registrant and the investors named therein dated March 30, 2010	Incorporated by reference to Exhibit 10.50 to the Registrant’s Annual Report on Form 8-K filed on March 31, 2010.

10.23*	Form of Management Continuity Agreement for Executive Officers	Incorporated by reference to Exhibit 10 to the Registrant’s Quarterly on Form 10-Q filed on May 13, 2010.

10.24*	2008 Incentive Stock Plan (as amended November 19, 2008, February 25, 2010, and May 6, 2012)	Incorporated by reference to Appendix B to the Registrant’s Preliminary Proxy Statement on Form PRER14A filed on June 8, 2012.

10.25	Form of Notice of Stock Option Grant for 2008 Incentive Stock Plan	Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 filed on September 8, 2010.

10.26	Modification to Sublease between Registrant and Keystone Ruby, LLC and Cognovit Promissory Note as of September 1, 2010	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.27	Financing Agreement between the Registrant and Rosenthal & Rosenthal, Inc. dated December 22, 2011	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.28	Form of Securities Purchase Agreement between the Registrant and investors dated as of February 27, 2012	Incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

10.29	Collaboration Agreement between the Registrant and Communal International Ltd. Dated as of February 27, 2012	Incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

21.1	Subsidiaries of the Registrant	Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 30, 2012.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Cowden & Humphrey Co. LPA (contained in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement	Filed herewith.

___________________________

* Management contract or compensatory plan or arrangement.

ITEM 17. UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

5.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   If the registrant is relying on Rule 430B:

(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.           For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

8.           To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulation s prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

b.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio, on the 3rd day of August, 2012.

ENERGY FOCUS, INC.

By:	/s/ Joseph G. Kaveski
Joseph G. Kaveski Chief Executive Officer

POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph G. Kaveski, John M. Davenport, and Mark J. Plush, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on August 3, 2012.

Signature	Title

/s/ JOSEPH G. KAVESKI	Chief Executive Officer and Director
Joseph G. Kaveski	(Principal Executive Officer)

/s/ JOHN M. DAVENPORT	President and Director
John M. Davenport

/s/ MARK J. PLUSH	Vice President of Finance and Chief Financial Officer
Mark J. Plush	(Principal Financial and Accounting Officer)

/s/ PAUL VON PAUMGARTTEN	Lead Director
Paul von Paumgartten

/s/ J. JAMES FINNERTY	Director
J. James Finnerty

/s/ R. LOUIS SCHNEEBERGER	Director
R. Louis Schneeberger

/s/ JENNIFER CHENG	Director
Jennifer Cheng

/s/ SIMON CHENG	Director
Simon Cheng

Energy Focus, Inc.
Form S-1
Index to Exhibits

Exhibit Number	Description of Documents

5.1	Opinion of Cowden & Humphrey Co. LPC, including the consent of the firm.

23.1	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm.